Exhibit (a)(5)(xxxxviii)

PeopleSoft Shareholders:

PEOPLESOFT REJECTS SOUND CORPORATE GOVERNANCE

At a time when responsible corporate conduct is the focus of increased attention, PeopleSoft’s Board of Directors seems to have forgotten its fiduciary responsibilities. How else could PeopleSoft’s Board and management:

1.	Dismiss Oracle’s all-cash, low-risk offer—twice?
2.	Sell shares while telling you not to tender yours?
3.	Restructure the J.D. Edwards deal so PeopleSoft shareholders can’t vote on it?
4.	Lock in rich severance packages for PeopleSoft and J.D. Edwards management?
5.	Form special purpose entities to bury R&D expenses and distort financial statements?
6.	Refuse to redeem PeopleSoft’s poison pill, preventing you from accepting our offer?
7.	Promise they will run J.D. Edwards at margins it has never achieved before?
8.	Discover an additional $120 million in “synergies” from the J.D. Edwards merger over the weekend following our offer?
9.	Offer PeopleSoft prospects a “double your money back guarantee” if Oracle acquires PeopleSoft, as a new “poison pill” to fend off our offer?

DON’T LET THEM GET AWAY WITH IT

Tender Your Shares

Call 1-800-322-2885

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Find out more at oracle.com/peoplesoft

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended June 18, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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